                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                        CONSOLIDATED FINANCIAL STATEMENTS                                      PAGE
                                        ---------------------------------                                      ----
Report of Independent Registered Public Accounting Firm.................................................        F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002............................................        F-3

Consolidated Statements of Operations and Comprehensive Operations for the years ended
       December 31, 2003, 2002 and 2001.................................................................        F-5

Consolidated Statements of Stockholders' Deficit for the years ended December 31, 2003,
       2002 and 2001....................................................................................        F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and
       2001.............................................................................................        F-7

Notes to Consolidated Financial Statements..............................................................        F-9

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Hudson Respiratory Care Inc.:

      We have audited the accompanying consolidated balance sheets of Hudson Respiratory Care Inc. (a California corporation and a majority-owned subsidiary of River Holding Corp.) (the "Company") and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hudson Respiratory Care Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for mandatorily redeemable preferred stock as a result of adopting Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective July 1, 2003.

      As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill as a result of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 23, 2004

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                             (amounts in thousands)

                                                                             DECEMBER 31,      DECEMBER 31,
                                                                                 2003              2002
                                                                             ------------      ------------
CURRENT ASSETS:
   Cash..................................................................    $      6,682      $      6,425
   Accounts receivable, less allowance for doubtful accounts of
       $1,156 and $1,331 at December 31, 2003 and 2002, respectively.....          25,107            24,214
   Inventories, net......................................................          23,829            22,624
   Other current assets..................................................           2,505             1,717
                                                                             ------------      ------------
       Total current assets..............................................          58,123            54,980

PROPERTY, PLANT AND EQUIPMENT, net.......................................          37,477            39,868

OTHER ASSETS:
   Goodwill..............................................................          41,410            34,137
   Deferred financing and other costs, net of accumulated amortization
       of $9,318 and $7,107 at December 31, 2003 and 2002, respectively..           6,457             7,888
   Other assets..........................................................           1,243             1,064
                                                                             ------------      ------------
       Total other assets................................................          49,110            43,089
                                                                             ------------      ------------
       Total assets......................................................    $    144,710      $    137,937
                                                                             ============      ============

                 See notes to consolidated financial statements

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                (amounts in thousands, except per share amounts)

                                                                              DECEMBER 31,     DECEMBER 31,
                                                                                  2003             2002
                                                                              ------------     -------------
CURRENT LIABILITIES:
 Current portion of bank notes payable.....................................   $      9,178     $      13,783
 Accounts payable..........................................................          9,175            10,379
 Accrued liabilities.......................................................         16,973            17,737
                                                                              ------------     -------------
   Total current liabilities...............................................         35,326            41,899

INTEREST PAYABLE TO AFFILIATES.............................................          9,760             4,655

NOTES PAYABLE TO AFFILIATES................................................         39,317            39,317

BANK NOTES PAYABLE, net of current portion.................................         54,377            55,792

SENIOR SUBORDINATED NOTES PAYABLE..........................................        115,000           115,000

MANDATORILY REDEEMABLE PREFERRED STOCK, $0.01 par value; 2,990 shares authorized; 556 and 497 shares issued and outstanding at December 31,
     2003 and December 31, 2002, respectively; liquidation preference,
     $55,618 and $49,735 respectively......................................         55,147            49,189
 Accrued mandatorily redeemable preferred stock dividend, payable in kind..          1,333             1,192
                                                                              ------------     -------------
                                                                                    56,480            50,381
OTHER NON-CURRENT LIABILITIES..............................................          2,365             1,961
                                                                              ------------     -------------
   Total liabilities.......................................................        312,625           309,005

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' DEFICIT:
 Junior preferred stock, $0.01 par value; 10 shares authorized; 3 shares outstanding at December 31, 2003 and December 31, 2002,
     respectively..........................................................          3,960             3,524
 Common stock, $0.01 par value; 42,000 shares authorized; 10,654 issued
     and outstanding at December 31, 2003 and December 31, 2002............         98,258            98,258
 Additional paid-in capital................................................            881               881
 Cumulative translation adjustment.........................................          6,848             2,276
 Accumulated deficit.......................................................       (277,862)         (276,007)
                                                                              ------------     -------------
   Total stockholders' deficit.............................................       (167,915)         (171,068)
                                                                              ------------     -------------
           Total liabilities and stockholders' deficit.....................   $    144,710     $     137,937
                                                                              ============     =============

                 See notes to consolidated financial statements

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

       CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS

                             (amounts in thousands)

                                                                                    YEAR ENDED
                                                                  --------------------------------------------
                                                                   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                                       2003            2002           2001
                                                                  -------------   -------------  -------------
NET SALES......................................................   $     184,595   $     171,959  $     158,068
COST OF SALES..................................................         102,610         102,511        109,010
                                                                  -------------   -------------  -------------
   Gross Profit................................................          81,985          69,448         49,058

OPERATING EXPENSES:
   Selling.....................................................          20,964          20,370         20,337
   Distribution................................................          10,177           9,174         10,588
   General and administrative..................................          19,248          17,704         23,889
   Amortization of goodwill....................................              --              --          3,490
   Impairment of goodwill......................................              --              --         33,128
   Impairment of fixed assets..................................              --              --          4,469
   Research and development....................................           3,236           2,578          2,043
   Provision for bad debts.....................................             139             845          2,826
                                                                  -------------   -------------  -------------
                                                                         53,764          50,671        100,770
                                                                  -------------   -------------  -------------
      Income (loss) from operations............................          28,221          18,777        (51,712)

OTHER EXPENSES:
   Interest expense............................................          24,612          20,875         20,542
   Loss (gain) on sale of assets...............................              95          (2,138)           681
   Other, net..................................................            (359)           (193)           882
   Loss on early extinguishment of debt........................             573              --             --
                                                                  -------------   -------------  -------------
                                                                         24,921          18,544         22,105
                                                                  -------------   -------------  -------------
   Income (loss) before provision for income taxes.............           3,300             233        (73,817)

PROVISION FOR INCOME TAXES.....................................           1,716           1,897         69,854
                                                                  -------------   -------------  -------------
   Net income (loss)...........................................   $       1,584   $      (1,664) $    (143,671)
                                                                  =============   =============  =============
OTHER COMPREHENSIVE INCOME (LOSS):
   Foreign currency translation gain...........................           4,572           2,974            453
                                                                  -------------   -------------  -------------
      Comprehensive income (loss)..............................   $       6,156   $       1,310  $    (143,218)
                                                                  =============   =============  =============

               See notes to consolidated financial statements

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                      JUNIOR PREFERRED STOCK  COMMON STOCK  ADDITIONAL CUMULATIVE
                                      ---------------------- --------------  PAID-IN   TRANSLATION  ACCUMULATED
                                       SHARES         AMOUNT SHARES AMOUNT   CAPITAL   ADJUSTMENT     DEFICIT        TOTAL
                                      --------        ------ ------ ------- ---------- -----------  -----------   ------------
BALANCE, December 31, 2000.........                          10,644 $98,158            $    (1,151) $  (119,782)  $    (22,775)

Issuance of common stock...........                              10     100                                                100
Issuance of junior preferred
     stock.........................          3        $3,000                                                             3,000
Pay-in-kind junior preferred
     stock dividends...............                      137                                               (137)            --
Foreign currency translation
     gain..........................                                                            453                         453
Issued or accrued pay-in-kind
     preferred stock dividends.....                                                                      (4,566)        (4,566)
Accretion of preferred stock
     issuance costs................                                                                        (362)          (362)
Net loss...........................                                                                    (143,671)      (143,671)
                                      --------        ------ ------ ------- ---------- -----------  -----------   ------------
BALANCE, December 31, 2001.........          3        $3,137 10,654 $98,258         --        (698) $  (268,518)  $   (167,821)
                                      ========        ====== ====== ======= ========== ===========  ===========   ============
Pay-in-kind junior preferred
     stock dividends...............                      387                                               (387)            --
Foreign currency translation gain..                                                          2,974                       2,974
Issued or accrued pay-in-kind
     preferred stock dividends.....                                                                      (5,315)        (5,315)
Accretion of preferred stock
     issuance costs................                                                                        (123)          (123)
Issuance of warrants...............                                                881                                     881
Net loss...........................                                                                      (1,664)        (1,664)
                                      --------        ------ ------ ------- ---------- -----------  -----------   ------------
BALANCE, December 31, 2002.........          3        $3,524 10,654 $98,258 $      881 $     2,276  $  (276,007)  $   (171,068)
                                      ========        ====== ====== ======= ========== ===========  ===========   ============
Pay-in-kind junior preferred
     stock dividends...............                      436                                               (436)            --
Foreign currency translation gain..                                                          4,572                       4,572
Issued or accrued pay-in-kind
     preferred stock dividends.....                                                                      (2,928)        (2,928)
Accretion of preferred stock
     issuance costs................                                                                         (75)           (75)
Net income.........................                                                                       1,584          1,584
                                      --------        ------ ------ ------- ---------- -----------  -----------   ------------
BALANCE, December 31, 2003.........          3        $3,960 10,654 $98,258 $      881 $     6,848  $  (277,862)  $   (167,915)
                                      ========        ====== ====== ======= ========== ===========  ===========   ============

               See notes to consolidated financial statements

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (amounts in thousands)

                                                                                                  YEAR ENDED
                                                                                -----------------------------------------------
                                                                                DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                                                    2003              2002             2001
                                                                                ------------      ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                   1,584            (1,664)        (143,671)
   Adjustments to reconcile net income (loss) to net cash provided by operating activities-
        Depreciation and amortization....................................             10,113             9,370           12,223
        Amortization of deferred financing costs and other...............              1,663             1,786            1,676
        Accrued mandatorily redeemable preferred stock dividends, payable
         in-kind.........................................................              3,096                --               --
        Interest payable to affiliates...................................              5,105             3,060            1,595
        Loss (gain) on disposal of property and equipment................                 95            (2,138)             681
        Loss on early extinguishment of debt.............................                573                --               --
        Change in deferred tax asset.....................................                 --                --           68,881
        Provision for bad debts..........................................                139               845            2,826
        Provision for inventory obsolescence.............................                479               566            1,923
        Impairment of goodwill...........................................                 --                --           33,128
        Impairment of fixed assets.......................................                 --                --            4,469
   Changes in operating assets and liabilities:
        Accounts receivable..............................................                327            (4,844)           6,916
        Inventories......................................................               (839)            2,957           15,381
        Other current assets.............................................               (672)             (398)             257
        Other assets.....................................................               (174)               96              503
        Accounts payable.................................................             (1,572)           (5,165)          (4,614)
        Accrued liabilities..............................................             (1,394)            1,398            2,080
        Other non-current liabilities....................................                 88               392            1,310
                                                                                ------------      ------------     ------------
           Net cash provided by operating activities.....................             18,611             6,261            5,564

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment............................             (7,518)           (7,546)          (9,029)
   Proceeds from sales of property, plant and equipment..................                 22             7,167               12
                                                                                ------------      ------------     ------------
           Net cash used in investing activities.........................             (7,496)             (379)          (9,017)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of bank notes payable.......................................            (21,790)          (30,877)         (21,209)
   Proceeds from bank borrowings.........................................             13,154             3,750           20,136
   Payment of capital lease obligations..................................                (52)              (41)              --
   Repayment of notes payable to affiliates..............................                 --                --           (8,000)
   Proceeds from notes payable to affiliates.............................                 --            22,100           14,951
   Net proceeds from sale of common and junior preferred stock, net of
     transaction costs...................................................                 --                --            3,100
   Bank overdrafts.......................................................                 --                --           (1,245)
   Additions of deferred financing costs.................................               (780)             (477)            (403)
                                                                                ------------      ------------     ------------
           Net cash (used in) provided by financing activities...........             (9,468)           (5,545)           7,330
Effect of exchange rate changes on cash..................................             (1,390)             (997)            (322)
                                                                                ------------      ------------     ------------
NET INCREASE (DECREASE) IN CASH..........................................                257              (660)           3,555
CASH, beginning of year..................................................              6,425             7,085            3,530
                                                                                ------------      ------------     ------------
CASH, end of year........................................................       $      6,682      $      6,425     $      7,085
                                                                                ============      ============     ============

               See notes to consolidated financial statements

                                                                                                   YEAR ENDED
                                                                                -----------------------------------------------
                                                                                DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                                                   2003              2002             2001
                                                                                ------------      ------------     ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Interest...........................................................       $     15,305      $     16,503     $     18,856
                                                                                ============      ============     ============
      Income taxes (primarily foreign)...................................       $      1,315      $      2,582     $      2,315
                                                                                ============      ============     ============
NON-CASH FINANCING ACTIVITIES:
   Preferred dividends accrued or paid-in-kind...........................       $      3,365      $      5,702     $      4,703
                                                                                ============      ============     ============
   Capital lease obligations incurred for purchase of equipment..........       $         --      $         47     $        295
                                                                                ============      ============     ============
   Issuance of warrants in connection with debt..........................       $         --      $        881     $         --
                                                                                ============      ============     ============

               See notes to consolidated financial statements

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
              (A MAJORITY-OWNED SUBSIDIARY OF RIVER HOLDING CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL

      Hudson Respiratory Care Inc. ("Hudson" or the "Company"), a California corporation founded in 1945, is a manufacturer and marketer of disposable medical products utilized in the respiratory care and anesthesia segments of the domestic and international health care markets. The Company is a majority-owned subsidiary of River Holding Corp., a Delaware corporation ("Holding"). Holding has no operations of its own, other than its investment in the Company. The Company's respiratory care and anesthesia product lines include such products as oxygen masks, humidification systems, small volume nebulizers, incentive breathing exercisers, endotracheal tubes, cannulae and tubing. In the United States, the Company markets its products to a variety of health care providers, including hospitals and alternate site service providers, such as outpatient surgery centers, long-term care facilities, physician offices and home health care agencies. Internationally, the Company sells its products to distributors that market to hospitals and other health care providers. The Company's products are sold to distributors and alternate site service providers throughout the United States and internationally.

      REPORTING REQUIREMENTS

      The Company is privately owned and has no class of securities registered under the Securities Act of 1934 or any publicly traded equity securities. The Company complies with Securities and Exchange Commission ("SEC") filing requirements on a voluntary basis as required in the indenture for its senior subordinated notes.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of Hudson and its wholly owned subsidiaries. Intercompany account balances and transactions have been eliminated in consolidation. Hudson and its wholly owned subsidiaries are collectively referred to herein as the "Company".

      ACCOUNTS RECEIVABLE

      Accounts receivable are stated net of allowances for doubtful accounts of approximately $1.2 million and $1.3 million at December 31, 2003 and 2002, respectively, for those accounts from which payment is not expected to be received, although services were provided and revenue was earned. Management performs periodic analyses to evaluate the net realizable value of accounts receivable. Specifically, management considers historical realization data, accounts receivable aging trends, other operating trends and relevant business conditions.

      INVENTORIES

      Inventories are stated at the lower of cost (first-in, first-out method) or market and consisted of the following (amounts in thousands):

                                                             AS OF
                                                  --------------------------
                                                  DECEMBER 31,  DECEMBER 31,
                                                      2003          2002
                                                  ------------  ------------
Raw materials.................................           5,563         5,266
Work-in-process...............................           5,253         4,983
Finished goods................................          14,286        13,926
                                                  ------------  ------------
                                                        25,102        24,175
Provision for obsolescence....................          (1,273)       (1,551)
                                                  ------------  ------------
                                                  $     23,829  $     22,624
                                                  ============  ============

      Raw materials principally consist of bulk resins. Work-in-process and finished goods include raw materials, labor and overhead costs. Certain finished goods are purchased for resale and are not manufactured. The Company considers deterioration, obsolescence and historical trends in evaluating net realizable value of inventory.

      INTERNAL SOFTWARE DEVELOPMENT COSTS

      The Company capitalizes costs incurred to develop internal-use computer software in accordance with Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Such costs are amortized on a straight-line basis over the economic useful lives of the software, which range from three to five years. The Company applies the provisions of SOP 98-1 in assessing any potential impairment of its capitalized software costs.

      PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Major replacements are capitalized while maintenance costs and repairs are expensed in the year incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or term of the related lease, if shorter. Estimated useful lives range from three to seven years for furniture and fixtures; three to seven years for machinery, equipment and purchased software; and 31.5 years for buildings. Total depreciation expense related to property, plant and equipment including depreciation for heaters was $10.1 million, $9.4 million and $12.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      Included in property, plant and equipment are heaters used at customer locations typically on a no-charge lease basis. The heaters support the sale of disposable products used in conjunction with the heaters and are depreciated over a three to five year life. The net book value of heaters was $6.7 million and $6.9 million as of December 31, 2003 and 2002, respectively.

      IMPAIRMENT OF LONG-LIVED ASSETS

      The Company reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that an asset's book value exceeds the undiscounted expected future cash flows to be derived from that asset. Whenever undiscounted expected future cash flows are less than the book value, the asset will be reduced to fair value and an impairment loss will be recognized.

      GOODWILL

      The Company adopted Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets," as of January 1, 2002 and discontinued amortization of goodwill and other intangible assets except those with finite lives. Prior to January 1, 2002, goodwill and other intangible assets were amortized under a straight-line method over their estimated useful lives. The following table presents the effects on previously reported net income (loss) if the Company had adopted the non-amortization provisions of SFAS 142 as of the beginning of each period (amounts in thousands):

                                                FOR THE YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------
                                          2003               2002              2001
                                     --------------     -------------     -------------
Reported net income (loss).......    $        1,584     $      (1,664)    $    (143,671)
Add back: goodwill amortization..                --                --             3,490
                                     --------------     -------------     -------------
Adjusted net income (loss).......    $        1,584     $      (1,664)    $    (140,181)
                                     ==============     =============     =============

      SFAS 142 provides that goodwill and other intangible assets with indefinite lives is no longer amortized but shall be tested for impairment annually, or more frequently if circumstances indicate the possibility of impairment. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. The Company's goodwill impairment test is conducted at a "reporting unit" level and compares each reporting unit's fair value to its carrying value. The Company has defined its reporting units as: guarantor, primarily United States, and non-guarantor, primarily international. The non-guarantor subsidiaries consist principally of

Hudson AB and subsidiaries (whose operations are principally international). The measurement of fair value for each region is based on an evaluation of future discounted cash flows and is further tested using a multiple of earnings approach. The Company's tests in 2003 and 2002 indicated that no impairment existed, and accordingly, no loss was recognized. At December 31, 2003, the Company completed its annual impairment test, which yielded similar results with no goodwill impairment indicated at any of Hudson's reporting units.

      In the fourth quarter of 2001, as a result of significant losses from operations, the Company reassessed future cash flows and operating results and recorded a goodwill impairment charge of approximately $33.1 million.

      The change in the goodwill amount for 2003 and 2002 was solely attributable to changes in foreign currency exchange rates.

      COMPREHENSIVE INCOME

      Comprehensive income includes all changes in stockholders' deficit except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company's comprehensive income includes net income (loss) and foreign currency adjustments that arise from the translation of the Company's foreign financial statements into U.S. dollars. The cumulative translation adjustment is included in the accompanying consolidated statements of stockholders' deficit.

      REVENUE RECOGNITION

      The Company recognizes revenue net of reserves when product is shipped and title passes to the customer as the earnings process is substantially complete at that time. The Company establishes reserves for sales returns for shipping errors or damaged goods, rebates and other allowances based on historical experience. The Company sells its products to its distributors based on a listed price. Distributors charge the service providers, or the distributor's end customers, a contract price (which is determined by their group purchasing organization affiliation or individual contract price) plus a service margin. As is customary within the industry, the Company rebates the difference between the list price and the specific contract price to the distributor. The Company records revenue and receivables net of rebatable amounts, based on historical experience. In the event no rebate is payable, the rebate amount is reversed and recognized as revenue.

      ADVERTISING COSTS

      All advertising costs incurred by the Company are expensed in the period in which they were incurred.

      INCOME TAXES

      The Company applies the asset and liability method in recording income taxes, under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Additionally, deferred tax assets are evaluated for recoverability and a valuation allowance is established to appropriately reduce such assets to that amount which will more likely than not be realized.

      FOREIGN CURRENCY TRANSLATION

      The Company uses the local currency of its foreign operating subsidiaries as the functional currency for such subsidiaries. Accordingly, all assets and liabilities at the Company's subsidiaries located outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted-average exchange rate prevailing during the period. The resulting translation gains and losses are recorded as other comprehensive income (loss) in cumulative translation adjustment in the accompanying consolidated financial statements.

      CONCENTRATION OF CREDIT RISK

      The Company sells its products primarily to customers in the United States and Europe. Historically, the Company has not experienced significant losses related to trade receivables from concentrations of individual customers or from groups of customers in any geographic area. The Company has three customers that collectively accounted for 39.4%, 39.3% and 30.5% of 2003, 2002 and 2001 net sales, respectively, and 33.0%, 31.8% and 35.6% of net receivables at December 31, 2003, 2002 and 2001, respectively. To the extent the Company loses one of its significant customers, the impact on the Company could be material.

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company places its cash investments with high quality financial institutions and limits the amount of credit exposure to any one institution.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of long-term debt is determined based on quoted market prices for issues listed on exchanges. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short maturity.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      STOCK-BASED COMPENSATION

      The Company accounts for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." No stock-based employee compensation expense is recognized in net income for any of the years presented. Had compensation expense for the Company's stock-based compensation awards been recognized based on the fair value recognition provisions of SFAS 123, the Company's net income would have been adjusted to the pro forma amounts indicated below. See "Note 8 Deferred Compensation and Benefit Plans."

                                                         YEAR ENDED DECEMBER 31,
                                                ----------------------------------------
                                                   2003           2002           2001
                                                -----------    ----------     ----------
Net income (loss), as reported.............     $     1,584    $   (1,664)    $ (143,671)
Deduct: Total stock-based employee
    compensation expense determined under
    the fair value based method for all
    awards.................................            (369)          (40)            --
                                                -----------    ----------     ----------
Pro forma net income (loss)................     $     1,215    $   (1,704)    $ (143,671)
                                                ===========    ==========     ==========

      RECENT ACCOUNTING PRONOUNCEMENTS

      In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145 updates and clarifies existing accounting pronouncements related to gains and losses from extinguishment of debt and requires that certain lease modifications be accounted for in the same manner as sale-leaseback transactions. The Company has adopted the provisions of SFAS 145 as of January 1, 2003. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

      In July 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS 146 for exit and disposal activities effective January 1, 2003, as required. Such adoption did not have a material impact to the Company's consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 is an interpretation of SFAS No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The Company adopted the disclosure provisions of FIN 45 during the fourth quarter of 2002 and the recognition provisions effective January 1, 2003, as required. Such adoption did not have a material impact on the Company's consolidated financial statements.

      In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation Transition and Disclosure," an amendment of SFAS 123 "Accounting for Stock-Based Compensation." SFAS 148 amends SFAS 123 to provide alternative methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosures for both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the methods used on reported results. The Company has complied with the expanded financial statement disclosure requirements in its consolidated financial statements.

      In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 did not have a material impact on the Company's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), an interpretation of Accounting Research Bulletin No. 51. FIN 46 requires that a company consolidate variable interest entities if that company is subject to a majority of the risk of loss from the entity's activities or the company receives a majority of the entity's residual returns. FIN 46 also requires certain disclosure about variable interest entities in which the company has a significant interest, regardless of whether consolidation is required. The Company adopted the provisions of FIN 46 effective February 1, 2003, as required, and such adoption did not have a material impact on the Company's consolidated financial statements since the Company currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004 with the exception of Special Purpose Entities (SPE's). The consolidation requirements apply to all SPE's in the first fiscal year or interim period ending December 15, 2003. The Company adopted the provisions of FIN 46R effective January 1, 2004 and such adoption did not have a material impact on the Company's consolidated financial statements since the Company has no SPE's.

      In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with

Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires classification of a financial instrument that is within its scope as a liability, or an asset in some circumstances. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and shall otherwise be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a nonpublic entity. The Company adopted this standard on July 1, 2003, and has classified its mandatorily redeemable preferred stock as a liability. From July 1, 2003 to December 31, 2003, the Company recorded $3.1 million in interest expense for the increase in the present value of the mandatorily redeemable preferred stock.

      In November 2003, FASB issued FASB Staff Position No. 150-3 ("FSS 150-3"), which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS 150 are deferred indefinitely. The measurement provisions of SFAS 150 are also deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 4, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period.

      RECLASSIFICATIONS

      Certain amounts in prior periods have been reclassified to conform with the presentation in the current period.

3.    DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

      PROPERTY, PLANT AND EQUIPMENT

      The following is a summary of property, plant and equipment (amounts in thousands):

                                                                  AS OF
                                                      ----------------------------
                                                       DECEMBER 31,   DECEMBER 31,
                                                          2003            2002
                                                      -------------   ------------
Land...............................................   $         444   $        444
Buildings..........................................          11,057         10,400
Leasehold improvements.............................           3,177          2,931
Machinery, equipment and purchased software........          98,327         95,747
Furniture and fixtures.............................           2,764          2,602
                                                      -------------   ------------
                                                            115,769        112,124
Less -- Accumulated depreciation and amortization..          80,605         74,186
                                                      -------------   ------------
                                                             35,164         37,938
Construction in process............................           2,313          1,930
                                                      -------------   ------------
Property, Plant and equipment, net.................   $      37,477   $     39,868
                                                      =============   ============

      ACCRUED LIABILITIES

      Accrued liabilities consisted of the following (amounts in thousands):

                                                                  AS OF
                                                      ----------------------------
                                                       DECEMBER 31,   DECEMBER 31,
                                                           2003           2002
                                                      -------------   ------------
Payroll and related..............................     $       7,895   $      5,917
Interest.........................................             2,269          2,498
Closure of manufacturing facility................               176          1,829
Vacation.........................................             1,841          1,642
Taxes............................................               158            423
Profit sharing plan..............................             1,102          1,120
Medical self-insurance...........................             1,068          1,160
GPO fees.........................................               650          1,473
Insurance........................................               389            316
Freight..........................................               591            579
Other............................................               834            780
                                                      -------------   ------------
                                                      $      16,973   $     17,737
                                                      =============   ============

4.    LONG-TERM DEBT

      The Company's long-term debt obligations consist of the following (amounts in thousands):

                                                                AS OF
                                                    ------------------------------
                                                    DECEMBER 31,     DECEMBER 31,
                                                         2003            2002
                                                    -------------    -------------
Bank notes payable
     Revolving A Facility........................   $      20,232    $          --
     Term B Facility.............................          30,000               --
     HRCI AB Facility............................          13,323           14,025
     Revolving credit facility...................              --           49,300
     Term credit facility........................              --            6,250

Interest payable to affiliates...................           9,760            4,655
Notes payable to affiliates......................          39,317           39,317
Senior subordinated notes payable................         115,000          115,000
Mandatorily redeemable preferred stock...........          56,480           50,381
                                                    -------------    -------------
                                                          284,112          278,928
Less current portion.............................           9,178           13,783
                                                    -------------    -------------
Long-term debt...................................   $     274,934    $     265,145
                                                    =============    =============

      BANK NOTES PAYABLE

      On October 7, 2003, the Company refinanced its existing credit facility with a new $60.0 million Senior Secured Revolving Facility (the "Revolving Facility") consisting of a $30.0 million Revolving A Facility and a $30.0 million Term B Facility. Both credit facilities mature on October 1, 2007. The Company recorded a loss on the extinguishment of its existing credit facility of $0.6 million in the quarter ending December 31, 2003.

      The Revolving A Facility consists of a working capital revolver of up to $30.0 million under which advances are subject to availability under a borrowing base consisting of advances against eligible accounts receivable and inventory less advances under the sub facilities and letters of credit. Sub facilities under the Revolving A Facility consist of a $5.6 million five year amortizing real estate loan, a $2.4 million three year amortizing equipment loan, a $6.0 million amortizing 2.5 year general facility and a $5.0 million letter of credit sub facility.

      The Revolving A Facility is secured by a first priority lien on substantially all of the properties and assets of the guarantor, including a pledge of all of the capital stock of the Company owned by Holding and all of the shares held by the Company's guarantor subsidiaries. The Revolving A Facility is guaranteed jointly and severally by Holding and the guarantor subsidiaries.

      The Term B Facility consists of a $30.0 million non-amortizing loan due in full upon maturity on October 1, 2007. This facility is secured by a perfected second position in substantially all of the properties and assets of the guarantor, including a pledge of all of the capital stock of the Company owned by Holding and all of the shares held by the Company's guarantor subsidiaries. The Term B Facility is guaranteed jointly and severally by Holding, by the guarantors subsidiaries and by a pledge of the stock of HRC Holdings ("HRC"), a wholly owned subsidiary.

      Required reductions in the Revolving Facility are equal to (amounts in thousands):


Year ending December 31       2004      2005      2006       2007
                              ------    ------    ------    -------
                              $3,680    $3,680    $2,080    $40,792

      Interest rates under the Revolving A Facility are based, at the option of the Company, upon either a eurodollar rate or a base rate (as defined) plus a margin during the period and for the applicable type of loan. The interest rate margin is adjustable based on whether or not the Company obtains a certain level of trailing EBITDA. The range in margin for each facility is as follows:

                                                  MARGIN
                                      -----------------------------
PERIOD AND LOAN TYPE                   BASE RATE         EURODOLLAR
---------------------                 -----------       -----------
REVOLVING A FACILITY

  Working Capital                      (0.5)%-.5%         2.0%-3.0%

  Real Estate Revolver                  0.5%-1.5%        3.25%-4.0%

  Equipment Revolver                    0.0%-1.0%         2.5%-3.5%

  General Revolver                        1.5%                NA

TERM B FACILITY                         11% Fixed

      The following summarizes interest rate data on the Revolving Facility at December 31, 2003:

Revolving A Facility rate...................            4.55%
Term B Facility rate........................            11.0%

      The following summarizes interest rate data on the credit facility at December 31, 2002:

Revolving credit facility rate.............          5.938%
Term credit facility rate..................     5.938 to 6.625%

      The Revolving Facility contains covenants restricting the ability of Holding, the Company and the Company's guarantor subsidiaries to, among others,
(i) incur additional debt, (ii) declare dividends or redeem or repurchase capital stock, (iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, and (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to
(a) limits on annual aggregate capital expenditures (as defined) and (b) a minimum EBITDA test. As of December 31, 2003, the Company was in compliance with all terms and conditions of the Revolving Facility.

      On October 9, 2003, the Company's European subsidiary, Hudson AB, refinanced its existing bank credit facility with a new $19.2 million bank credit facility (the "HRCI AB Facility"). Outstanding under this facility totaled $13.3 million as of December 31, 2003. The HRCI AB Facility, which is denominated in Swedish krona, consists of a $9.6 million amortizing term facility, a bank overdraft facility of $6.9 million and revolving credit which provides for additional borrowings up to the total credit limit of $19.2 million, provided, however, that $6.9 million must always fall due within the agreement period of one year. Borrowings may be made in Swedish krona or other foreign currencies as requested by Hudson AB. The HRCI AB Facility bears interest at a margin of the applicable base (determined by the bank) rate plus 1.65% (4.40 % at December 31, 2003). The HRCI AB Facility is valid for one year periods (initial expiration of September 30, 2004) and renews automatically, provided that either party can terminate with six months prior notice. The HRCI AB Facility is guaranteed by the non-guarantor subsidiaries, see "Note 9 Geographic, Major Customer and Segment Information." The HRCI AB Facility requires Hudson AB to provide periodic reporting of financial results, including annual statements, as well as to maintain certain covenants, including a minimum equity-to-assets ratio and minimum interest coverage ratio. As of December 31, 2003, Hudson AB was in compliance with all terms and conditions of the HRCI AB Facility.

      At December 31, 2003 and 2002, borrowings under the HRCI AB Facility equaled $13.3 million and $14.0 million, respectively.

      The interest rate on the HRCI AB Facility as of December 31, 2003 and 2002 was 4.40% and 6.66%, respectively.

      The following summarizes future principal amounts payable on all of the Company's debt as of December 31, 2003 (amounts in thousands):

2004....................................      $       9,178
2005....................................              6,429
2006....................................              2,080
2007....................................             40,792
2008....................................            164,077
Thereafter..............................             61,556
                                              -------------
                                              $     284,112
                                              =============

      NOTES PAYABLE TO AFFILIATES

      As of December 31, 2003, the Company and HRC had an aggregate of $39.3 million in notes payable to the majority stockholder of the Company's parent, current stockholders of the Company and certain members of management. The following table summarizes these notes (amounts in thousands):

                                                                 WARRANTS
                                                                  ISSUED
                                                                    IN
                                                                CONNECTION
                   MATURITY         INTEREST         NOTE        WITH NOTE
 ISSUE DATE          DATE             RATE          AMOUNT       (SHARES)
-------------     ----------        --------     -----------    -----------
April 2001        March 2008            10.0%    $     6,451             --
August 2001       March 2008            10.0           8,500             --
May 2002          March 2008            12.0          12,000         12,000
                                                 -----------    -----------
      Issued by Hudson                                26,951         12,000
                                                 -----------    -----------
July 1999         March 2008            12.0           2,266             --
May 2002          March 2008            12.0           8,000          8,000
December 2002     March 2008            12.0           2,100          2,100
                                                 -----------    -----------
      Issued by HRC                                   12,366         10,100
                                                 -----------    -----------
        Total                                    $    39,317         22,100
                                                 ===========    ===========

      All warrants (see Note 10, Additional Paid-In Capital), including those issued in connection with HRC notes, are for the common stock of Hudson. The notes issued in April and August of 2001 have a conversion provision allowing the holder, at their demand, to exchange the notes for Company common stock at $10.00 per share.

      The notes issued by the Hudson and HRC are unsecured and rank pari passu to the senior subordinated notes.

      Accrued interest payable to affiliates totaled $9.8 million and $4.7 million at December 31, 2003 and 2002, respectively. Interest on the notes is not payable until the maturity date.

      As of December 31, 2003 the fair value of the notes to affiliates approximates their face value.

      SENIOR SUBORDINATED NOTES PAYABLE

      The Company has $115.0 million of senior subordinated notes (the "Notes"). The Notes are fully transferable and are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, as defined, of the Company. The Notes bear interest at a rate equal to 9-1/8% per annum from the date of issuance of the Notes. Interest is payable semiannually on April 15 and October 15 of each year, commencing October 15, 1998. The Notes mature on April 15, 2008 and will be redeemable at the option of the Company, in whole or in part, on or after April 15, 2003 at a redemption price of 100.0% to 104.6% of face value, depending on the date of the redemption. The Notes are guaranteed jointly and severally by Hudson and its Mexican subsidiaries.

      The fair value of the Company's senior subordinated notes at December 31, 2003 and 2002 was approximately $103.5 million and $61.0 million, respectively. The fair value is estimated based on the quoted market prices for issues listed on exchanges and is not intended to, and does not, represent the underlying fair value of the Company.

      MANDATORILY REDEEMABLE PREFERRED STOCK

      As of December 31, 2003, the Company has issued to Holding, its parent, 556,176 shares (including shares issued as payment in-kind dividends) of its 11 -1/2% senior PIK preferred stock due 2010 (the "Company Preferred Stock"). Dividends on the Preferred Stock accrue from the date of issuance and are payable semi-annually in arrears on April 15 and October 15 of each year (each a "Dividend Payment Date"), at a rate per annum of 11-1/2% of the liquidation preference per share. The liquidation preference of each share of Company Preferred Stock is $100 (the "Liquidation Preference") plus unpaid dividends. Dividends are payable in cash, except that, on each Dividend Payment Date occurring on or prior to April 15, 2005, dividends may be paid, at the Company's option, by the issuance of additional shares of Company Preferred Stock having an aggregate Liquidation Preference equal to the amount of such dividends. The Revolving Facility currently prohibits the Company from paying any cash dividends on the Company Preferred Stock. After April 15, 2003, the Company Preferred Stock is redeemable at the Company's option in whole or in part, at a premium of the Liquidation Preference plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Company Preferred Stock on April 15, 2010, at a redemption price equal to 100% of the Liquidation Preference thereof plus accumulated and unpaid dividends. The Company Preferred Stock ranks junior in right of payment to all debt obligations of the Company and its subsidiaries.

      At December 31, 2003, the redemption amount was $56.9 million, of which $55.6 million relates to issued shares and $1.3 million to accrued but not issued shares. The maximum amount the Company will pay on April 15, 2010, the mandatory redemption date, will be $115.0 million and will be accreted at a rate per annum of 11-1/2% with dividends being paid in kind and not in cash.

5.    COMMITMENTS AND CONTINGENCIES

      The Company has capital and operating leases for certain facilities, automobiles and office equipment under non-cancelable leases, with the majority of the automobile leases having a term of one year with annual renewal provisions. Rental expense for the years ended December 31, 2003, 2002 and 2001 amounted to $4.2 million, $3.1 million and $4.7 million, respectively.

      The following is a schedule, by year, of the future minimum payments under capital and operating leases, together with the present value of the net minimum payments as of December 31, 2003 (amounts in thousands). Capital lease amounts are included in other non-current liabilities on the accompanying consolidated balance sheets:

                                                         CAPITAL          OPERATING
                                                         LEASES             LEASES
                                                       -----------       -----------
Year ending December 31,
      2004......................................       $        71       $     2,993
      2005......................................                71             2,370
      2006......................................                12             1,123
      2007......................................                10             1,119
      2008......................................                --             1,095
      Thereafter................................                --             1,297
                                                       -----------       -----------
Total minimum lease payments....................               164       $     9,997
                                                                         ===========
Less amount representing interest...............                27
                                                       -----------
Total present value of minimum payment..........               137
Less current portion of such obligations........                52
                                                       -----------
Long-term obligations with interest rate of 11.0%      $        85
                                                       ===========

Assets recorded under capital leases are as follows as of December 31 (amounts in thousands):

                                                      2003                  2002
Machinery and equipment.......................    $          267       $         267
Less accumulated depreciation.................               102                  64
                                                  --------------       -------------
  Net assets recorded under capital leases....    $          165       $         203
                                                  ==============       =============

      SELF-INSURANCE

      The Company self-insures the majority of its medical benefit programs and workers' compensation whereby the Company directly assumes the liability for employee medical and dental claims presented, subject to per-claim and aggregate maximums. Reserves for medical claim losses (including retiree benefits) totaling approximately $1.1 million and $1.2 million at December 31, 2003 and 2002, respectively, were established based upon estimated obligations and are included in accrued liabilities in the accompanying consolidated balance sheets. The Company maintains excess coverage on an aggregate claim basis. Effective November 1, 2001, the Company became self-insured for workers' compensation. Reserves for workers' compensation claim losses totaling approximately $0.8 million and $0.4 million at December 31, 2003 and 2002, respectively, were established based upon estimated obligations and are included in accrued liabilities in the accompanying consolidated balance sheets. Holding maintains excess coverage on an individual and aggregate claim basis. A third-party administrator processes all employee medical claims and requires the Company to collateralize a portion of its potential payment liability through the use of standby letters of credit. The standby letters of credit are issued for one-year periods with automatic annual extensions until such time the third-party administrator determines all outstanding claims for the policy period have been paid. As of December 31, 2003, the Company had issued two such standby letters of credit totaling approximately $1.2 million.

      LEGAL

      The Company is not party to any material lawsuits or other proceedings. While the results of the Company's other existing lawsuits and proceedings cannot be predicted with certainty, management does not expect that the ultimate liabilities arising from settlement or loss, if any, will have a material adverse effect on the consolidated financial position or results of operations of the Company.

      GUARANTEES

      The Company has issued a standby letter of credit totaling $0.1 million in support of an operating lease obligation. The letter of credit expires on September 24, 2004.

      From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to (i) certain real estate leases, under which the Company may be required to indemnify property owners for environmental or other liabilities and other claims arising from the Company's use of the applicable premises; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationships.

      The terms of such obligations vary by contract, and in most instances, a specific or maximum dollar amount is not explicitly stated therein. Generally, amounts under these contracts cannot be reasonably estimated until a specific claim is asserted. Consequently, no liabilities have been recorded for these obligations on the Company's consolidated balance sheets for the periods presented.

6.    JUNIOR PREFERRED STOCK

      In August 2001, the Company issued 3,000 shares of 12% junior convertible cumulative preferred stock (the "Junior Preferred Stock") to Holding for cash consideration of $3.0 million. Each share of the Junior Preferred Stock may be redeemed from time to time, in whole or in part, at the option of the Company at the redemption price of 100% of the Liquidation Preference of the Junior Preferred Stock or $1,000 per share plus accumulated and unpaid dividends that would be payable on such shares of Junior Preferred Stock. Each share of Junior Preferred Stock is convertible, without any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance such shares into such number of fully paid and nonassessable shares of Company Common Stock as determined by dividing $1,000 by the conversion price in effect at the time of conversion. In addition, each holder of Junior Preferred Stock shall also receive in respect of each share converted all accrued and unpaid dividends on such share payable at the election of the holder, either (i) in a number of shares of Company Common Stock obtained by dividing the amount of accrued and unpaid dividends on each share of Junior Preferred Stock by the conversion price in effect at the time of the conversion or (ii) in cash in the amount of such accrued and unpaid dividends on such share of Junior Preferred Stock. The initial conversion price at which the shares of common stock shall be deliverable upon conversion shall be $10.00 per share and shall be subject to adjustments for stock splits, stock or other dividends, combinations of stocks, mergers and reorganizations.

7.    INCOME TAXES

      The Company is included in the consolidated income tax returns of its parent. The Company provides for income taxes on a stand-alone basis in accordance with the asset and liability method pursuant to an informal tax-sharing agreement.

      The Company's income (loss) before income tax provision was subject to taxes in the following jurisdictions for the following periods (amounts in thousands):

                                                       AS OF
                                  ------------------------------------------------
                                   DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                      2003               2002             2001
                                  ------------      -------------    --------------
United States..................   $       (818)     $      (4,291)   $      (63,809)
Foreign........................          4,118              4,524           (10,008)
                                  ------------      -------------    --------------
                                  $      3,300      $         233    $      (73,817)
                                  ============      =============    ==============

      The components of the deferred tax asset are (amounts in thousands):

                                                                        AS OF
                                                           -------------------------------
                                                            DECEMBER 31,      DECEMBER 31,
                                                               2003              2002
                                                           ------------      -------------
Basis differences arising from Section 338(h)(10)
   election.............................................   $     53,480      $      60,674
Net operating loss carryforwards........................         53,538             47,308
Other...................................................            580                633
                                                           ------------      -------------
                                                                107,598            108,615
Less valuation allowance................................        107,598            108,615
                                                           ------------      -------------
                                                           $         --      $          --
                                                           ============      =============

      As of December 31, 2003 and 2002, the Company had net deferred tax assets before any valuation allowance of $107.6 million and $108.6 million, respectively. This asset relates primarily to basis differences in goodwill and net operating loss carryforwards for tax purposes. As of December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $128.4 million and $78.4 million, which begin to expire in 2018 and 2004, respectively.

      Under SFAS No. 109, "Accounting for Income Taxes," the Company is required to place a valuation allowance against any deferred tax assets, unless it is more likely than not that the asset will be realized. In accordance with this statement, the Company has placed a valuation allowance against its deferred tax assets of approximately $107.6 million as of December 31, 2003.

      The reconciliation of the actual tax expense to tax computed at the statutory federal is as follows as of December 31 (amounts in thousands):

                                                      2003               2002             2001
Income taxes at statutory rate..............     $         1,122   $            80   $       (25,098)
Other.......................................                 173                31             4,298
Foreign taxes ..............................                 511              (484)              959
Valuation allowance.........................                 (90)            2,270            89,695
                                                 ---------------   ---------------   ---------------
Income tax expense..........................     $         1,716   $         1,897   $        69,854
                                                 ===============   ===============   ===============

      The provision for income taxes consists of the following for the years ended December 31 (amounts in thousands):

                                                                    2003
                                               ----------------------------------------------
                                               UNITED STATES        FOREIGN          TOTAL
                                               -------------     -------------    -----------
Current..................................      $          --     $       1,716    $     1,716
Deferred.................................                 --                --             --
                                               -------------     -------------    -----------
                                               $          --     $       1,716    $     1,716
                                               =============     =============    ===========

                                                                    2002
                                               ----------------------------------------------
                                               UNITED STATES        FOREIGN          TOTAL
                                               -------------     -------------    -----------
Current..................................      $          --     $       1,662    $     1,662
Deferred.................................                235                --            235
                                               -------------     -------------    -----------
                                               $         235     $       1,662    $     1,897
                                               =============     =============    ===========

                                                                     2001
                                               ----------------------------------------------
                                               UNITED STATES        FOREIGN          TOTAL
                                               -------------     -------------    -----------
Current..................................      $          --     $         959    $       959
Deferred.................................             68,895                --         68,895
                                               -------------     -------------    -----------
                                               $      68,895     $         959    $    69,854
                                               =============     =============    ===========

8.    DEFERRED COMPENSATION AND BENEFIT PLANS

      PROFIT SHARING AND 401(k) PLANS

      In 2002, the Company froze its defined-contribution pension plan covering substantially all its domestic employees who are 21 years of age with two or more years of service. The plan was replaced by a new profit sharing plan that covers substantially all of its domestic employees who are 18 years of age with two or more years of service. Company contributions to the new plan will be made at the Company's discretion. The 2002 plan year was funded with $1.0 million, and the Company has provided $1.0 million for future contributions relating to the new plan in 2003.

      The Company has a 401(k) plan covering substantially all of its employees who are 18 years of age with 30 days or more of service. Participants may contribute up to 50% of their base compensation to this plan, subject to certain Internal Revenue Code limitations, each year. The plan does not require matching contributions by the Company, and to date, none have been made.

      DEFERRED COMPENSATION

      The Company maintains a deferred compensation plan for certain key employees. As of December 31, 2003, no material amount of compensation has been deferred.

      STOCK SUBSCRIPTION PLANS

      In April 1998, Holding adopted an Employee Stock Subscription Plan and an Executive Stock Subscription Plan (collectively, the "Stock Subscription Plans") pursuant to which executives of the Company purchased 800,000 shares of common stock of Holding valued at $10.00 per share. The Stock Subscription Plans provide for a repurchase option in favor of Holding upon termination of employment at stated repurchase prices. In addition, the Stock Subscription Plans provide for restrictions on the transferability of shares prior to the fifth anniversary of the recapitalization or Hudson's initial public offering
(IPO). The shares are also subject to a right of first refusal in favor of Holding, as well as obligations to sell at the request of Freeman Spogli (the Company's majority Stockholder) and co-sale rights if Freeman Spogli sells its shares to a third party. No additional shares of Holding common stock were sold under the Stock Subscription Plans in 2003 or 2002.

      SHAREHOLDER AGREEMENT

      Helen Hudson Lovaas (the "Continuing Shareholder") and Holding have entered into a Shareholders' Agreement, as amended (the "Shareholders' Agreement"). The Shareholder Agreement provides that i) Holding and the Continuing Shareholder have the right to purchase their pro rata share of certain new issuances, ii) in consideration for the contribution of consideration received from Holding for certain issuances of the common stock of Holding, the Company will issue equivalent shares of Company common stock to Holding, iii) in the event of a sale of Company stock by Holding or Freeman Spogli, the Continuing Shareholder is obligated to sell all or part of her shares at the request of Holding and the Continuing Shareholder has the right to participate in such sale on a pro rata basis, iv) the restriction on the transferability of the shares for a two-year period following the recapitalization and provides for a right of first offer on the Continuing Shareholder's common stock, and v) in the event the Company participates in an IPO, the Company will exchange all of the Company's existing common stock for newly issued common stock.

      2001 NON-QUALIFIED STOCK OPTION PLAN

      In 2001, the Board of Directors of the Company approved adoption of a Stock Option plan for eligible employees, officers and consultants of the Company. The plan reserves for the issuance of up to 5,000,000 shares of Company common stock in the form of unqualified or incentive stock options. The Board of Directors shall determine the exercise price, which shall not be less than 100% and 85% of fair market value of the underlying stock for incentive and non-statutory options, respectively, on the date of grant. The option term and vesting periods will also be determined by the Board of Directors on the date of grant. A summary of the stock option activity for the years ended December 31, 2003 and 2002 is as follows:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                       NUMBER OF      EXERCISE PRICE
                                                        SHARES          PER SHARE
                                                     ------------     --------------
Options outstanding at December 31, 2001.......                --     $           --
Options issued.................................         3,550,000               1.00
Options cancelled..............................           (50,000)              1.00
Options exercised..............................                --                 --
                                                     ------------     --------------

Options outstanding at December 31, 2002.......         3,500,000     $         1.00
                                                     ============     ==============
Options exercisable at December 31, 2002.......         2,625,000     $         1.00
                                                     ============     ==============
Weighted average remaining life (years)........              3.25
                                                     ============

Options issued.................................           800,000               1.30
Options cancelled..............................                --                 --
Options exercised..............................                --                 --
                                                     ------------     --------------
Options outstanding at December 31, 2003.......         4,300,000     $         1.02
                                                     ============     ==============
Options exercisable at December 31, 2003.......         3,750,000     $         1.02
                                                     ============     ==============
Weighted average remaining life (years)........              3.03
                                                     ============

      For purposes of the pro forma disclosure presented in Note 2, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 2003 and 2002: risk-free interest rates of 2.00% and 2.83%, respectively; dividend yield of 0% for all years; expected lives of three years and four years, respectively, and volatility of 50% for both years, (see Note 2, Summary of Significant Accounting Policies - Stock-Based Compensation).

      RETIREE MEDICAL BENEFITS

      Six retirees were provided continued medical benefits under the Company's existing medical benefits program. Based on the estimated obligations, a reserve of $0.3 million was recorded as of December 31, 2003 and 2002. As of January 1, 2003, the plan was frozen and no future retirees will participate in the plan.

9.    GEOGRAPHIC, MAJOR CUSTOMER AND SEGMENT INFORMATION

      The Company presents segment information externally based on how management uses financial data internally to make operating decisions and assess performance. The Company has two operating segments: guarantor, primarily the United States; and non-guarantor, primarily international. The non-guarantor subsidiaries consist principally of Hudson AB and subsidiaries (whose operations are principally international). Under SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company's operating segments are the same as its reporting segments.

      The Company sells respiratory care and anesthesia products to distributors and medical facilities throughout the United States and internationally. Operating results of the Company's various product groups have been aggregated because of their common characteristics and their reliance on shared operating functions. The Company operates primarily in the United States and in Europe. During 2003, 2002 and 2001, the Company had foreign sales of approximately $53.4 million, $46.8 million and $40.8 million, respectively. International sales represented approximately 28.9%, 27.2% and 25.8% of total sales in 2003, 2002 and 2001, respectively.

         The Company's sales and percentage of sales by geographic region for the years ending December 31, 2003, 2002 and 2001 are as follows (amounts in thousands):

                                                                YEAR ENDED
                                   -------------------------------------------------------------------------
                                          DECEMBER 31,            DECEMBER 31,             DECEMBER 31,
                                             2003                    2002                      2001
                                   ----------------------- -----------------------    ----------------------
United States..................... $    131,182      71.1% $    125,141       72.8%   $    117,483      74.3%
Europe............................       30,174      16.3        24,595       14.3          19,982      12.7
Pacific Rim (Japan, Southeast
   Asia, Australia/New Zealand)...       13,705       7.4        12,273        7.1          11,530       7.3
Canada............................        2,500       1.4         2,432        1.4           2,109       1.3
Other international...............        7,034       3.8         7,518        4.4           6,964       4.4
                                   ------------     -----  ------------      -----    ------------     -----
                                   $    184,595     100.0% $    171,959      100.0%   $    158,068     100.0%
                                   ============     =====  ============      =====    ============     =====

      The Company's sales and percentage of sales by product group for the years ending December 31, 2003, 2002 and 2001 is as follows (amounts in thousands):

                                                                   YEAR ENDED
                                     --------------------------------------------------------------------
                                           DECEMBER 31,            DECEMBER 31,           DECEMBER 31,
                                              2003                     2002                   2001
                                     -----------------------   --------------------   -------------------
Oxygen Therapy....................   $      54,270      29.4%  $  55,199       32.1%  $  51,530      32.6%
Airway Management.................          47,072      25.5      48,321       28.1      46,156      29.2
Humidification....................          44,857      24.3      40,410       23.5      34,143      21.6
Aerosol Therapy...................          38,396      20.8      28,029       16.3      26,239      16.6
                                     -------------     -----   ---------      -----   ---------     -----
                                     $     184,595     100.0%  $ 171,959      100.0%  $ 158,068     100.0%
                                     =============     =====   =========      =====   =========     =====

      The following summarizes the net book value of fixed assets at the respective locations as of December 31, 2003 and 2002 (amounts in thousands):

                                                                             AS OF
                                                                 ---------------------------
                                                                 DECEMBER 31,    DECEMBER 31,
                                                                    2003            2002
                                                                 -----------     -----------
United States...............................................     $    26,743     $    31,612
Ensenada, Mexico............................................           5,115           4,757
Tecate, Mexico..............................................           3,622           2,179
Stockholm, Sweden...........................................           1,213             528
Kuala Lampur, Malaysia......................................             784             792
                                                                 -----------     -----------
                                                                 $    37,477     $    39,868
                                                                 ===========     ===========

      The Company is the 100% owner of certain subsidiaries that do not guarantee the Company's senior subordinated notes and certain bank debt. The following tables disclose required consolidating financial information for guarantor and non-guarantor subsidiaries (amounts in thousands):

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
                    GUARANTOR AND NON-GUARANTOR SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                           DECEMBER 31, 2003
                                                        --------------------------------------------------------
                                                                            NON-
                                                         GUARANTOR       GUARANTOR   ELIMINATIONS       TOTAL
                                                        -----------      ---------   ------------    ------------
                                                     ASSETS

CURRENT ASSETS:
   Cash...........................................      $     3,690      $   2,992   $         --    $      6,682
   Accounts receivable............................           17,938          7,169             --          25,107
   Intercompany receivables, net..................               --          1,694         (1,694)             --
   Inventories....................................           20,419          4,605         (1,195)         23,829
   Other current assets...........................            1,587            918             --           2,505
                                                        -----------      ---------   ------------    ------------
      Total current assets........................           43,634         17,378         (2,889)         58,123

  PROPERTY, PLANT AND EQUIPMENT, NET                         35,480          1,997             --          37,477

   GOODWILL.......................................               --         41,410             --          41,410
   DEFERRED FINANCING AND OTHER ASSETS, net.......            6,457             --             --           6,457
   INVESTMENT IN NON-GUARANTOR
      SUBSIDIARIES, at cost.......................           28,636          4,000        (32,636)             --
   OTHER ASSETS...................................            1,216             27             --           1,243
                                                        -----------      ---------   ------------    ------------
      Total other assets..........................           36,309         45,437        (32,636)         49,110
                                                        -----------      ---------   ------------    ------------
                                                        $   115,423      $  64,812   $    (35,525)   $    144,710
                                                        ===========      =========   ============    ============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of bank notes payable.........       $     3,680      $   5,498   $         --    $      9,178
   Accounts payable..............................             7,170          2,005             --           9,175
   Intercompany payables, net....................             1,694             --         (1,694)             --
   Accrued liabilities...........................            13,459          3,514             --          16,973
                                                        -----------      ---------   ------------    ------------
      Total current liabilities..................            26,003         11,017         (1,694)         35,326

   INTEREST PAYABLE TO AFFILIATES................             6,720          3,040             --           9,760
   NOTES PAYABLE TO AFFILIATES...................            26,951         12,366             --          39,317
   BANK NOTES PAYABLE, net of current portion....            46,552          7,825             --          54,377
   SENIOR SUBORDINATED NOTES PAYABLE.............           115,000             --             --         115,000
   MANDATORILY REDEEMABLE PREFERRED STOCK........            56,480             --             --          56,480
   OTHER NON-CURRENT LIABILITIES.................               229          2,136             --           2,365
                                                        -----------      ---------   ------------    ------------
      Total liabilities..........................           277,935         36,384         (1,694)        312,625

STOCKHOLDERS' EQUITY (DEFICIT)...................          (162,512)        28,428        (33,831)       (167,915)
                                                        -----------      ---------   ------------    ------------
                                                        $   115,423      $  64,812   $    (35,525)   $    144,710
                                                        ===========      =========   ============    ============

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
                    GUARANTOR AND NON-GUARANTOR SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                           DECEMBER 31, 2002
                                                        --------------------------------------------------------
                                                                            NON-
                                                         GUARANTOR       GUARANTOR  ELIMINATIONS        TOTAL
                                                        -----------      ---------  ------------     -----------
                                                     ASSETS

CURRENT ASSETS:
   Cash.............................................    $     3,568      $   2,857  $         --     $     6,425
   Accounts receivable..............................         17,207          7,007            --          24,214
   Intercompany receivables, net....................             --          1,227        (1,227)             --
   Inventories......................................         19,303          4,204          (883)         22,624
   Other current assets.............................          1,162            555            --           1,717
                                                        -----------      ---------  ------------     -----------
      Total current assets..........................         41,240         15,850        (2,110)         54,980

  PROPERTY, PLANT AND EQUIPMENT, NET................         38,548          1,320            --          39,868

   GOODWILL.........................................             --         34,137            --          34,137
   DEFERRED FINANCING AND OTHER ASSETS, net.........          7,888             --            --           7,888
   INVESTMENT IN NON-GUARANTOR
      SUBSIDIARIES, at cost.........................         28,636          4,000       (32,636)             --
   OTHER ASSETS.....................................          1,064             --            --           1,064
                                                        -----------      ---------  ------------     -----------
      Total other assets............................         37,588         38,137       (32,636)         43,089
                                                        -----------      ---------  ------------     -----------
                                                        $   117,376      $  55,307  $    (34,746)    $   137,937
                                                        ===========      =========  ============     ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of bank notes payable............    $     9,250      $   4,533  $         --     $    13,783
   Accounts payable.................................          8,540          1,839            --          10,379
   Intercompany payables, net.......................          1,227             --        (1,227)             --
   Accrued liabilities..............................         14,704          3,033            --          17,737
                                                        -----------      ---------  ------------     -----------
      Total current liabilities.....................         33,721          9,405        (1,227)         41,899

   INTEREST PAYABLE TO AFFILIATES...................          3,322          1,333            --           4,655
   NOTES PAYABLE TO AFFILIATES......................         26,951         12,366            --          39,317
   BANK NOTES PAYABLE, net of current portion.......         46,300          9,492            --          55,792
   SENIOR SUBORDINATED NOTES PAYABLE................        115,000             --            --         115,000
   MANDATORILY REDEEMABLE PREFERRED STOCK...........         50,381             --            --          50,381
   OTHER NON-CURRENT LIABILITIES....................            281          1,680            --           1,961
                                                        -----------      ---------  ------------     -----------
      Total liabilities.............................        275,956         34,276        (1,227)        309,005

STOCKHOLDERS' EQUITY (DEFICIT)......................       (158,580)        21,031       (33,519)       (171,068)
                                                        -----------      ---------  ------------     -----------
                                                        $   117,376      $  55,307  $    (34,746)    $   137,937
                                                        ===========      =========  ============     ===========

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
                    GUARANTOR AND NON-GUARANTOR SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED DECEMBER 31, 2003
                                                        --------------------------------------------------------
                                                                           NON-
                                                         GUARANTOR      GUARANTOR  ELIMINATIONS         TOTAL
                                                        -----------     ---------  ------------      -----------
NET SALES............................................   $   159,539     $  42,280  $    (17,224)     $   184,595
COST OF SALES........................................        99,005        20,517       (16,912)         102,610
                                                        -----------     ---------  ------------      -----------
   Gross Profit......................................        60,534        21,763          (312)          81,985
OPERATING EXPENSES:
   Selling, distribution, general and administrative,
      including. provision for bad debts.............        36,893        13,635            --           50,528
   Research and development..........................         1,859         1,377            --            3,236
                                                        -----------     ---------  ------------      -----------
                                                             38,752        15,012            --           53,764
                                                        -----------     ---------  ------------      -----------
   Income from operations............................        21,782         6,751          (312)          28,221
INTEREST EXPENSE AND OTHER, net:                             22,288         2,633            --           24,921
                                                        -----------     ---------  ------------      -----------
   (Loss) income before provision for income taxes...          (506)        4,118          (312)           3,300
PROVISION FOR INCOME TAXES...........................           349         1,367            --            1,716
                                                        -----------     ---------  ------------      -----------
Net (loss) income....................................   $      (855)    $   2,751  $       (312)     $     1,584
                                                        ===========     =========  ============      ===========

                                                                       YEAR ENDED DECEMBER 31, 2002
                                                        --------------------------------------------------------
                                                                           NON-
                                                         GUARANTOR      GUARANTOR  ELIMINATIONS         TOTAL
                                                        -----------     ---------  ------------      -----------
NET SALES............................................   $   150,044     $  36,766  $    (14,851)     $   171,959
COST OF SALES........................................        99,206        18,551       (15,246)         102,511
                                                        -----------     ---------  ------------      -----------
   Gross Profit......................................        50,838        18,215           395           69,448
OPERATING EXPENSES:
   Selling, distribution, general and administrative,
      including provision for bad debts..............        37,280        10,813            --           48,093
   Research and development..........................         1,653           925            --            2,578
                                                        -----------     ---------  ------------      -----------
                                                             38,933        11,738            --           50,671
                                                        -----------     ---------  ------------      -----------
   Income from operations............................        11,905         6,477           395           18,777
INTEREST EXPENSE AND OTHER, net:                             16,591         1,953            --           18,544
                                                        -----------     ---------  ------------      -----------
   (Loss) income before provision for income taxes...        (4,686)        4,524           395              233
PROVISION FOR INCOME TAXES...........................           207         1,690            --            1,897
                                                        -----------     ---------  ------------      -----------
Net (loss) income....................................   $    (4,893)    $   2,834  $        395      $    (1,664)
                                                        ===========     =========  ============      ===========

                                                                       YEAR ENDED DECEMBER 31, 2001
                                                        --------------------------------------------------------
                                                                          NON-
                                                         GUARANTOR      GUARANTOR  ELIMINATIONS         TOTAL
                                                        -----------     ---------  ------------      -----------
NET SALES............................................   $   144,511     $  28,319  $    (14,762)     $   158,068
COST OF SALES........................................       106,745        15,749       (13,484)         109,010
                                                        -----------     ---------  ------------      -----------
   Gross Profit......................................        37,766        12,570        (1,278)          49,058
OPERATING EXPENSES:
   Selling, distribution, general and administrative,
      including provision for bad debts..............        47,257        10,383            --           57,640
   Amortization of goodwill..........................         1,561         1,929            --            3,490
   Impairment of goodwill............................        26,217         6,911            --           33,128
   Impairment of fixed assets........................         4,469            --            --            4,469
   Research and development..........................         1,015         1,028            --            2,043
                                                        -----------     ---------  ------------      -----------
                                                             80,519        20,251            --          100,770
                                                        -----------     ---------  ------------      -----------
   Loss from operations..............................       (42,753)       (7,681)       (1,278)         (51,712)
INTEREST EXPENSE AND OTHER, net:                             19,895         2,327          (117)          22,105
                                                        -----------     ---------  ------------      -----------
   Loss before provision for income taxes............       (62,648)      (10,008)       (1,161)         (73,817)
PROVISION FOR INCOME TAXES...........................        69,097           757            --           69,854
                                                        -----------     ---------  ------------      -----------
Net loss.............................................   $  (131,745)    $ (10,765) $     (1,161)     $  (143,671)
                                                        ===========     =========  ============      ===========

                  HUDSON RESPIRATORY CARE INC. AND SUBSIDIARIES
                    GUARANTOR AND NON-GUARANTOR SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31, 2003
                                                                ----------------------------------------
                                                                                 NON-
                                                                GUARANTOR     GUARANTOR         TOTAL
                                                                ---------     ---------      -----------
Net cash provided by operating activities.....................  $  12,626     $   5,985      $    18,611
Net cash used in investing activities.........................     (6,280)       (1,216)          (7,496)
Net cash used in financing activities.........................     (6,150)       (3,318)          (9,468)
Effect of exchange rate changes on cash.......................        (74)       (1,316)          (1,390)
                                                                ---------     ---------      -----------
NET INCREASE IN CASH..........................................        122           135              257
CASH, beginning of year.......................................      3,568         2,857            6,425
                                                                ---------     ---------      -----------
CASH, end of year.............................................  $   3,690     $   2,992      $     6,682
                                                                =========     =========      ===========

                                                                       YEAR ENDED DECEMBER 31, 2002
                                                                ----------------------------------------
                                                                                 NON-
                                                                GUARANTOR     GUARANTOR         TOTAL
                                                                ---------     ---------      -----------
Net cash provided by (used in) operating activities...........  $   8,314     $  (2,053)     $     6,261
Net cash provided by (used in) investing activities...........        409          (788)            (379)
Net cash (used in) provided by financing activities...........     (9,968)        4,423           (5,545)
Effect of exchange rate changes on cash.......................        100        (1,097)            (997)
                                                                ---------     ---------      -----------
NET (DECREASE) INCREASE IN CASH...............................     (1,145)          485             (660)
CASH, beginning of year.......................................      4,713         2,372            7,085
                                                                ---------     ---------      -----------
CASH, end of year.............................................  $   3,568     $   2,857      $     6,425
                                                                =========     =========      ===========

                                                                      YEAR ENDED DECEMBER 31, 2001
                                                               ----------------------------------------
                                                                                NON-
                                                               GUARANTOR     GUARANTOR         TOTAL
                                                               ---------     ---------      -----------
Net cash provided by operating activities..................... $   3,740     $   1,824      $     5,564
Net cash used in investing activities.........................    (8,366)         (651)          (9,017)
Net cash provided by (used in) financing activities...........     8,902        (1,572)           7,330
Effect of exchange rate changes on cash.......................        --          (322)            (322)
                                                               ---------     ---------      -----------
NET INCREASE (DECREASE) IN CASH...............................     4,276          (721)           3,555
CASH, beginning of year.......................................       437         3,093            3,530
                                                               ---------     ---------      -----------
CASH, end of year............................................. $   4,713     $   2,372      $     7,085
                                                               =========     =========      ===========

10.   ADDITIONAL PAID-IN CAPITAL

      In May 2002, in conjunction with the 2002 debt restructuring the Company issued to Holding's majority stockholder and other shareholders warrants to purchase 20 million shares of Company Common Stock. Additionally, in December 2002, the Company issued to other existing shareholders warrants to purchase 2.1 million shares of common stock. The warrants are exercisable upon issuance for $1.00 per share and expire on May 15, 2009. The warrants were valued at $0.9 million, based on the Black-Scholes valuation model. The fair value of these warrants was estimated at the date of grant, with the following assumptions; five-year risk-free interest rate of 5.25%; no dividend yield; an average volatility factor of 50.0%; and weighted average expected lives of seven years. The warrant value was deferred and is being amortized to interest expense over the term of the debt.

11.   UNAUDITED QUARTERLY FINANCIAL INFORMATION

      The following is unaudited summarized quarterly financial data (amounts in thousands):

                                                               2003 QUARTER ENDED
                                       -----------------------------------------------------------------
                                          MARCH 31         JUNE 30        SEPTEMBER 30      DECEMBER 31
                                       -------------    -------------     -------------    -------------
Net sales.....................         $      45,879    $      45,268     $      44,566    $      48,882
Gross profit..................                19,849           20,045            19,659           22,432
Net income (loss).............                   510            1,138            (1,021)             957

                                                                2002 QUARTER ENDED
                                       -----------------------------------------------------------------
                                          MARCH 31          JUNE 30        SEPTEMBER 30      DECEMBER 31
                                       -------------    -------------     -------------    -------------
Net sales......................        $      43,292    $      41,728     $      42,144    $      44,795
Gross profit...................               18,060           17,993            16,016           17,379
Net income (loss)..............                  354             (588)           (2,546)           1,116